PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated May 21, 2009

Return Optimization Securities with Contingent Protection
Linked to a Global Fund Basket
Enhanced Return Strategies for Moderate-Return Environments
HSBC USA Inc. $10,875,000 Securities linked to a Global Fund Basket due on or about May 25, 2012

Investment Description

These Return Optimization Securities with Contingent Protection linked to a Global Fund Basket are notes issued by HSBC USA Inc, which we refer to as the “securities”.  The securities are designed to provide enhanced exposure to the performance of a weighted basket of exchange trade funds (weighted as described herein), which we refer to as the “basket”, up to the maximum gain of 52.80%.  The basket will consist of Standard & Poor’s Depositary Receipts® (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”), the iShares® MSCI Brazil Index Fund (“EWZ”) and the iShares® FTSE/Xinhua China 25 Index Fund (“FXI”), each of which we refer to as an “index fund”, and which together comprise the “index funds”. The amount you receive at maturity is based on the return of the basket and on whether the basket ending level is below the specified trigger level on the final valuation date. If the basket return is greater than or equal to zero, at maturity you will receive the principal amount plus a return equal to the basket return multiplied by 1.5, up to the maximum gain of 52.80%. If the basket return is less than zero and the basket ending level is at or above the trigger level, at maturity you will receive the principal amount.  If the basket return is less than zero and the basket ending level is below the trigger level, you will receive the principal amount reduced by 1% for every 1% by which the basket ending level is less than the basket starting level. You will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You will lose some or all of your principal amount if the basket ending level is below than the trigger level. The contingent protection feature applies only if you hold the securities to maturity. Any payment on the securities, including any contingent protection feature, is subject to the creditworthiness of the issuer. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Features

❑
Tactical Investment Opportunity: At maturity, the securities enhance the positive returns of the basket up to the maximum gain while providing an initial cushion from negative basket returns. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the basket.

❑
Contingent Protection Feature: If you hold the securities to maturity and the basket does not close below the trigger level on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the basket closes below the trigger level on the final valuation date, your investment will be fully exposed to any negative basket returns.

Key Dates

Trade Date	May 19, 2009
Settlement Date	May 26, 2009
Final Valuation Date[1]	May 21, 2012
Maturity Date[1]	May 25, 2012

1 Subject to adjustment in the event of a market disruption event.

Security Offerings

We are offering Return Optimization Securities with Contingent Protection linked to a Global Fund Basket . The return of the securities is subject to, and will in no event exceed, the predetermined maximum gain of 52.80% and, accordingly, any return at maturity will not exceed the specified maximum gain.  The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The securities offered will have the terms specified in the accompanying base prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.  See “Key Risks” on page 8 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.
The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 17 for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$10,875,000.00	$271,875.00	$10,603,125.00

CALCULATION OF REGISTRATION FEE

TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE [2]
Return Optimization Securities with Contingent Protection Linked to a Global Fund Basket	$10,875,000.00	$606.83

2 Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the basket identified on the cover page.  The basket described in this pricing supplement is a reference asset as defined in the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the prospectus supplement. As a purchaser of a security, you will acquire an investment instrument linked to the basket.  Although the security offering relates to the basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the basket, any index fund or index underlying any index fund (each an “underlying index” and together the “underlying indices”), or any stocks comprising an underlying index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/0001047469-09-003736-index.htm

As used herein, references to “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability

The securities may be suitable for you if:

♦  You seek an investment with an enhanced return linked to the performance of the basket and you believe the level of the basket will increase moderately over the term of the securities – meaning that such an increase is unlikely to exceed the maximum gain indicated herein at maturity.

♦  You are willing to hold the securities to maturity.

♦  You are willing to expose your principal to the full downside performance of the basket if the basket ending level is below the trigger level on the final valuation date.

♦  You are willing to forgo dividends paid on the index funds and the stocks included in the underlying indices in exchange for (i) enhanced returns subject to the maximum gain if the basket appreciates and (ii) contingent protection if the basket depreciates but not below the trigger level on the final valuation date.

♦  You do not seek current income from this investment.

♦  You do not seek an investment for which there is an active secondary market.

♦  You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

♦  You seek an investment whose return is linked to a weighted basket containing exchange traded funds tracking the performance of underlying indexes that represent companies in a variety of global jurisdictions.

The securities may not be suitable for you if:

♦  You do not believe the level of the basket will moderately increase over the term of the securities, or you believe the level of the basket will increase by more than the indicated maximum gain at maturity.

♦  You do not seek an investment with exposure to the index funds.

♦  You are not willing to make an investment that is conditionally exposed to the full downside performance of the basket.

♦  You are unable or unwilling to hold the securities to maturity.

♦  You seek an investment that is 100% principal protected.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You prefer to receive dividends paid on (i) the index funds and (ii) the stocks included in the underlying indices.

♦  You seek current income from this investment.

♦  You seek an investment for which there will be an active secondary market.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

♦  You do not seek an investment whose return is linked to a weighted basket containing exchange traded funds tracking the performance of underlying indexes that represent companies in a variety of global jurisdictions.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Final Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security
Term	36 months
Basket
The securities are linked to a weighted basket consisting of the Standard & Poor’s Depositary Receipts® (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”), the iShares® MSCI Brazil Index Fund (“EWZ”) and the iShares® FTSE/Xinhua China 25 Index Fund (“FXI”), each of which we refer to as an “index fund”, or collectively, as the “index funds”.

Basket Weightings	With respect to the SPY, 40.00%; with respect to the EFA, 40.00%; with respect to the EWZ, 10.00%; and with respect to the FXI, 10.00%.
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the basket during the term of the securities.
If the basket return is greater than or equal to zero, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return multiplied by the multiplier, up to the maximum gain:
$10 + [$10 x the lesser of (i) basket return x the multiplier and (ii) the maximum gain]
If the basket return is less than zero and the basket ending level is at or above the trigger level on the final valuation date, you will receive the principal amount of2:
$10
If the basket return is less than zero and the basket ending level is below the trigger level on the final valuation date, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return:
$10 + [$10 x (basket return)]
In this case the contingent protection is lost, and you will lose some or all of your principal amount.

Trigger Level	50.00, representing 50% of the basket starting level.
Multiplier	1.5
Maximum Gain	52.80%
Basket Return	basket ending level – basket starting level
basket starting level
Basket Starting Level	Set equal to 100 on the trade date.
Basket Ending Level
On the final valuation date, the basket ending level will be calculated as follows:
100 x [1 + (SPY return x 40.00%) + (EFA return x 40.00%) + (EWZ return x 10.00%) + (FXI return x 10.00%)]
Each of the returns set forth in the formula above refers to the final return for the relevant index fund, which reflects the performance of the relevant index fund, expressed as a percentage, from the initial value of that index fund on the trade date to the final value of that index fund on the final valuation date.

Initial Value
With respect to SPY, 91.12,
with respect to EFA, 45.83,
with respect to EWZ, 51.58, and
with respect to FXI, 35.80, in each case representing the official closing price (as defined below) of the respective index fund as determined by the calculation agent on the trade date date.

Final Value	With respect to each index fund, the official closing price (as defined below) of the respective index fund as determined by the calculation agent on the final valuation date.
Official Closing Price
With respect to each index fund, the official closing price on any scheduled trading day will be the closing price of one share of such index fund as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPY UP <EQUITY>” with respect to SPY, page “EFA UP <EQUITY>” with respect to EFA, page “EWZ UP <EQUITY>” with respect to EWZ and page “FXI UP <EQUITY>” with respect to FXI.

CUSIP / ISIN	40428H359 / US40428H3599

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the basket ending level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

2 Principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

Determining Payment at Maturity

For each $10.00 invested, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return.  Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10 + [$10 x (basket return)]

Your securities are not principal protected. If the basket ending level is below the trigger level on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the basket.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the basket.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket.  We intend to treat the securities consistent with this approach, pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to that approach, a U.S. holder should not accrue any income with respect to the securities and should recognize long-term capital gain or loss upon the disposition of the securities if the U.S. holder has held the securities for more than one year at the time of the disposition. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes subject to treatment described under the heading “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

Under the “constructive ownership” rules of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the indices in the basket directly. However, because the U.S. holder does not share in distributions made on the indices in the basket, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the indices in the basket directly.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the basket relative to its basket starting level. We cannot predict the basket ending level on the final valuation date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the basket.  The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions:

Investment term:	12 months

Basket starting level:	100.00

Trigger level:	50.00 (50.00% of the index starting level)

Multiplier:	1.5

Maximum gain:	52.80%

Example 1— The level of the basket increases from a basket starting level of 100.00 to a basket ending level of 110.00. The basket return is greater than zero and expressed as a formula:

index return = (110.00-100.00)/ 100.00 = 10.00%

Because the index return is greater than zero, the payment at maturity is calculated as follows:

  $10.00 + [$10.00 x the lesser of (i) basket return x the multiplier and (ii) the maximum gain]

=$10.00 + [$10.00 x the lesser of (i) 10.00% x 1.5 and (ii) 52.80%]

=$10.00 + [$10.00 x the lesser of (i) 15.00% and (ii) 52.80%]

=$10.00 + [$10.00 x 15.00%]

=$10.00 + $1.50

=$11.50

Example 2— The level of the basket decreases from a basket starting level of 100.00 to a basket ending level of 80.00. The index return is negative and expressed as the formula:

basket return = (80.00-100.00)/100.00 = -20.00%

Because the basket return is less than zero and the basket ending level is above the trigger level on the final valuation date, the payment at maturity is equal to the principal amount of $10.00.

Example 3— The level of the basket decreases from a basket starting level of 100.00 to a basket ending level of 40.00. The basket return is less than zero and is expressed as a formula:

basket return = (40.00-100.00)/100.00 = -60.00%

Because the basket return is less than zero, and the basket ending level is below the trigger level on the final valuation date, the investor loses his contingent principal protection and is fully exposed to any decline in the basket ending level relative to the basket starting level. The payment at maturity is calculated as follows:

 $10.00 + [$10.00 x (basket return)]

=$10.00 + [$10.00 x -60.00%]

=$10.00 + [-$6.00]

=$4.00

If the basket ending level is below the trigger level on the final valuation date, investors are fully exposed to any decline of the basket and will lose some or all of their principal at maturity.

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of securities

Basket Ending Level	Basket Return	Multiplier	Return on Securities	Payment at Maturity
200	100.00%	1.5	52.80%	$15.28
190	90.00%	1.5	52.80%	$15.28
180	80.00%	1.5	52.80%	$15.28
170	70.00%	1.5	52.80%	$15.28
160	60.00%	1.5	52.80%	$15.28
150	50.00%	1.5	52.80%	$15.28
140	40.00%	1.5	52.80%	$15.28
130	30.00%	1.5	45.00%	$14.50
120	20.00%	1.5	30.00%	$13.00
110	10.00%	1.5	15.00%	$11.50
105	5.00%	1.5	7.50%	$10.75
100	0.00%	1.5	0.00%	$10.00
95	-5.00%	N/A	0.00%	$10.00
90	-10.00%	N/A	0.00%	$10.00
80	-20.00%	N/A	0.00%	$10.00
70	-30.00%	N/A	0.00%	$10.00
60	-40.00%	N/A	0.00%	$10.00
50	-50.00%	N/A	0.00%	$10.00
40	-60.00%	N/A	-60.00%	$4.00
30	-70.00%	N/A	-70.00%	$3.00
20	-80.00%	N/A	-80.00%	$2.00
10	-90.00%	N/A	-90.00%	$1.00
0	-100.00%	N/A	-100.00%	$0.00

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity – You should be willing to hold your securities to maturity.  The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the basket has appreciated since the trade date.

♦
Maximum Gain – You will not participate in any appreciation in the level of the basket (as magnified by the multiplier) beyond the maximum gain of 52.80%. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment – Your principal amount will be protected only if the basket ending level is at or above the trigger level on the final valuation date.  The securities differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your securities if the basket ending level is below the trigger level on the final valuation date.  In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the level of the basket.  Accordingly, you may lose up to 100% of your principal amount.

♦
No Interest or Dividend Payments or Voting Rights –  As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index funds or stocks comprising the underlying indices would have.

♦
Price Prior to Maturity –  The market price of the securities will be influenced by many factors including the price of the index funds, price volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks comprising the underlying indices or in shares of the index funds, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the underlying indices or shares of the index funds, may adversely affect the market value of the stocks comprising the underlying indices or shares of the index funds, the level of the underlying indices or the index funds, and, therefore, the market value of the securities.

♦
Lack of Liquidity:  The securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the securities.

♦	Maximum Potential Return only at Maturity – You can only earn the maximum potential return if you hold the securities to maturity.

♦
Impact of Fees on Secondary Market Prices – Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising an underlying index (the “underlying stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities.  The calculation agent, who is the issuer of the securities, will determine the payment at maturity based on the observed basket ending level.  The calculation agent can postpone the determination of the basket ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC, UBS Financial Services Inc., and their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the index funds, the level of the underlying indices or the price of the stocks included in the underlying indices, and therefore, the market value of the securities.

♦
Credit of Issuer – The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

♦
An Index Fund and its Underlying Index are Different – The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows.

♦
Index Tracking Risk – While the index funds are designed and intended to track the level of their respective underlying indices, various factors, including fees and other transaction costs, will prevent an index fund from correlating exactly with changes in the level of the respective underlying index. Accordingly, the performance of an index fund will not be equal to the performance of the respective underlying index during the term of the securities.

♦
Management risk — The index funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective underlying index by investing in a portfolio of securities that generally replicate the respective underlying index. Therefore, unless a specific security is removed from the respective underlying index, an index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, an index fund is subject to the risk that the investment strategy of the fund’s investment adviser may not produce the intended results.

♦
We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in an Underlying Index – We are not affiliated with any of the companies whose stock is represented in any underlying index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks comprising an underlying index or your securities. None of the money you pay us will go to any of the companies represented in any underlying index, and none of those companies will be involved in the offering of the securities in any way. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

♦
The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities included in the underlying indices of EFA, EWZ, and FXI may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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The Securities are Subject to Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the securities are highly susceptible, before making a decision to invest in the securities.

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Exchange Rate Risk – Because EFA, EWZ, and FXI will invest in stocks denominated in the foreign currencies, changes in currency exchange rates may negatively impact such index funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to EFA, EWZ, and FXI.

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The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities.  Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket.  We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Under the “constructive ownership” rules of section 1260 of the Code, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the indices in the basket directly. However, because the U.S. holder does not share in distributions made on the indices in the basket, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the indices in the basket directly.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

Market Disruption Event

If the final valuation date is not a scheduled trading day for an index fund, then the final valuation date for such index fund will be the next day that is a scheduled trading day for such index fund.  If a market disruption event (as defined below) exists for an index fund on the final valuation date, then the final valuation date for such index fund will be the next scheduled trading day on which a market disruption event does not exist with respect to such index fund.  If a market disruption event exists for an index fund with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date for such index fund, and the calculation agent will determine the final value on that date in good faith and in its sole discretion using its estimate of the exchange traded price for such index fund that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to an index fund on the originally scheduled final valuation date, the determination of such index fund’s final value will be made on the originally scheduled final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other index funds. If the final valuation date for any index fund is postponed, then the maturity date will also be postponed until the fourth business day following the latest postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” for an index fund means any scheduled trading day on which any relevant exchange or related exchange for such index fund fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the applicable index fund, (B) relating to any security included in the underlying index of such index fund or (C) in futures or options contracts relating to such index fund or the underlying index of such index fund, on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for shares of the applicable index fund, (B) to effect transactions in, or obtain market values for any security included in the underlying index of such index fund, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to such index fund or the underlying index of such index fund on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange relating to shares of the applicable index fund or relating to any security included in the underlying index of such index fund or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” for an index fund means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such index fund or the underlying index of such index fund has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such index fund or the underlying index of such index fund on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to such index fund or the underlying index of such index fund are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such index fund or the underlying index of such index fund.

“Relevant exchange” for an index fund means any exchange on which shares of such index fund or securities then included in the underlying index of such index fund trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for an index fund means any day on which all of the relevant exchanges and related exchanges for such index fund are scheduled to be open for trading for their respective regular trading sessions.

Standard & Poor’s Depositary Receipts® (“SPY”)

We have derived all information contained in this pricing supplement regarding the SPY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company, as trustee of the SPY (“SSBTC”), and PDR Services LLC, as sponsor of the SPY. The SPY is a unit investment trust that issues securities called “Standard & Poor's Depositary Receipts” or “SPDRs.” The SPY is an exchange-traded fund that trades on the American Stock Exchange LLC (“AMEX”) under the ticker symbol “SPY.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The SPY is an investment company registered under the Investment Company Act of 1940, as amended. SPDRs represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index, which is the underlying index for SPY. Information provided to or filed with the SEC by the SPY pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the SPY, SSBTC and PDR Services LLC, please see the Prospectus dated January 26, 2007 of the SPY. In addition, information about the SPY, SSBTC and PDR Services LLC may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPY website at http://www.ssgafunds.com/etf/fund/etf_detail_SPY.jsp. We make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the SPY and the component stocks of the S&P 500® Index,  SSBTC adjusts the holdings of the SPY from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPY at least monthly or more frequently in the case of significant changes to the S&P 500® Index. Any change in the identity or weighting of a component stock will result in a corresponding adjustment to the prescribed holdings of the SPY effective on any day that the NYSE is open for business following the day on which the change to the S&P 500® Index takes effect after the close of the market. The value of SPDRs fluctuates in relation to changes in the value of the holdings of the SPY. The market price of each individual SPDR may not be identical to the net asset value of such SPDR.

Although the SPY may at any time fail to own certain of the component stocks, the SPY will be substantially invested in the component stocks. It is possible that, for a short period of time, the SPY may not fully replicate the performance of the S&P 500® Index due to temporary unavailability of certain component securities in the secondary market or due to other extraordinary circumstances. In addition, the SPY is not able to replicate exactly the performance of the S&P 500® Index because the total return generated by the SPY’s portfolio of stocks and cash is reduced by the expenses of the SPY and transaction costs incurred in adjusting the actual balance of the SPY’s portfolio.

The graph below illustrate the performance of the SPY from 1/1/1999 to 5/19/09 as reported on Bloomberg Professional service. The historical levels of the SPY should not be taken as an indication of future performance.

The index closing value of SPY on May 19, 2009 was 91.12.

The iShares® MSCI EAFE Index Fund (“EFA”)

We have derived all information contained in this pricing supplement regarding the EFA, including, without limitation, its make-up, method of calculation and changes in its components or components of the MSCI EAFE® Index, from publicly available sources.  The information reflects the policies of and is subject to change by iShares®, Inc. (“iShares”).

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press  releases, newspaper articles and other publicly disseminated documents and the iShares website at www.ishares.com. We make no representation or warranty as to the  accuracy or completeness of such information.

The EFA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA.  EFA uses a representative sampling strategy to try to track the MSCI EAFE® Index.  The primary exchange for shares of the EFA is NYSE Arca, Inc.  Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the EFA.

The MSCI EAFE® Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc.(“MSCI”), a majority-owned subsidiary of Morgan  Stanley, and is comprised of the equity securities underlying the MSCI indices of selected countries in Europe, Australasia (Australia and Asia) and the Far East.

Representative Sampling

BGFA employs a technique known as representative sampling to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The EFA may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The EFA generally will invest at least 90.00% of its assets in the securities of its MSCI EAFE® Index or in American Depositary Receipts, or other depositary receipts representing securities in the MSCI EAFE® Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE® Index, but which BGFA believes will help the EFA track the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the EFA is an actual investment portfolio.  The performance of the EFA and the MSCI EAFE® Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the MSCI EAFE® Index) or representative sampling.

Industry Concentration Policy

The EFA will concentrate its investments ( i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the MSCI EAFE® Index is so concentrated.

The graph below illustrate the performance of the EFA from 8/20/2001 to 5/19/09 as reported on Bloomberg Professional service. The historical levels of the EFA should not be taken as an indication of future performance.

The index closing value of EFA on May 19, 2009 was 45.83.

The iShares® MSCI Brazil Index Fund (“EWZ”)

We have derived all information contained in this pricing supplement regarding the EWZ, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by iShares. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. EWZ is an investment portfolio maintained and managed by iShares and advised by BGFA. iShares is a registered investment company that consists of numerous separate investment portfolios, including the EWZ. The shares of the EWZ are listed and trade at market prices on a national securities exchange such as Amex, the Chicago Board Options Exchange, NASDAQ, NYSE or NYSE Arca under the exchange trading symbol “EWZ”.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the securities, you should undertake an independent investigation of the index fund as in your judgment is appropriate to make an informed decision with respect to an investment in the index fund shares.

The MSCI Brazil Index, which is the underlying index for the EWZ, is calculated by or on behalf of Morgan Stanley Capital International Inc. (“MSCI”). MSCI does not issue, sponsor, endorse, sell or promote the EWZ. MSCI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. MSCI has no obligation or liability in connection with the operation, marketing or sale of the securities.

The EWZ, which was launched on July 10, 2000, seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index was developed by MSCI as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. The EWZ pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Brazil Index, and generally does not hold all of the equity securities included in the MSCI Brazil Index. The EWZ invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. The EWZ will generally invest at least 90% of its assets in the securities of the MSCI Brazil Index and ADRs based on securities of the MSCI Brazil Index, and at least 90% of its assets in the securities of the MSCI Brazil Index or in securities included in the Brazilian market, but not in the MSCI Brazil Index, or in ADRs, GDRs or EDRs based on the securities in the MSCI Brazil Index. The EWZ may invest its other assets in futures contracts, other types of options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA.

The graph below illustrate the performance of the EWZ from 7/17/2000 to 5/19/09 as reported on Bloomberg Professional service. The historical levels of the EWZ should not be taken as an indication of future performance.

The index closing value of EWZ on May 19, 2009 was 51.58.

The iShares® FTSE/Xinhua China 25 Index Fund (“FXI”)

We have derived all information contained in this pricing supplement FXI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Inc. (“iShares”), iShares Trust, Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The FXI is an investment portfolio maintained and managed by iShares . BGFA is the investment advisor to the FXI. The FXI is an exchange traded fund (“ ETF ”) that trades on the NYSE under the ticker symbol “FXI.”

iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares , BGFA, the FXI, please see the Prospectus, dated December 1, 2008. In addition, information about iShares and the FXI may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website at www.ishares.com. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of this pricing supplement or any pricing supplement.

Investment Objective and Strategy

The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of 25 of the largest and most liquid Chinese companies that publicly trade on the HKSE and are available to international investors, as measured by the FTSE/Xinhua China 25 Index.

The FXI uses a representative sampling strategy to track the FTSE/Xinhua China 25 Index, which is the underlying index of FXI. In addition, in order to improve its portfolio liquidity and its ability to track the FTSE/Xinhua China 25 Index, the FXI may invest up to 10% of its assets in futures contracts, options on futures contracts, other types of options, and swaps related to the FTSE/Xinhua China 25 Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates.

Representative Sampling

The FXI pursues a “representative sampling” strategy in attempting to track the performance of the FTSE/Xinhua China 25 Index, and generally does not hold all of the equity securities included in the FTSE/Xinhua China 25 Index. The FXI invests in a representative sample of securities in the FTSE/Xinhua China 25 Index, which have a similar investment profile as the FTSE/Xinhua China 25 Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the FTSE/Xinhua China 25 Index.

Correlation

The FTSE/Xinhua China 25 Index is a theoretical financial calculation, while the FXI is an actual investment portfolio. The performance of the FXI and the FTSE/Xinhua China 25 Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. BGFA expects that, over time, the correlation between a Fund’s performance and that of its underlying index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The FXI, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the FTSE/Xinhua China 25 Index.

Industry Concentration Policy

The FXI will concentrate its investments to approximately the same extent that the FTSE/Xinhua China 25 Index concentrates in a particular industry or group of industries.

The graph below illustrate the performance of the FXI from 10/10/04 to 5/19/09  as reported on Bloomberg Professional service. The historical levels of the FXI should not be taken as an indication of future performance.

The index closing value of FXI on May 19, 2009 was 35.80.

Certain ERISA Considerations

We urge you to read and consult  “Certain ERISA Considerations” section in the Prospectus Supplement.

Delisting or Suspension of Trading in the Shares of an Index Fund; Termination of an Index Fund; and Discontinuation of an Underlying Index

If the shares of an index fund are delisted from, or trading of shares of an index fund is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of such index fund (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be such index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the shares of an index fund are delisted from, or trading of the shares of an index fund is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of such index fund are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, and such successor or substitute security will be deemed to be such index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If an index fund is liquidated or otherwise terminated (a “termination event”), the final value of the shares of such index fund on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate such index fund prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the securities.

If a termination event has occurred with respect to an index fund and the underlying index sponsor of such index fund discontinues publication of the respective underlying index and if such underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to such underlying index, then the value of such underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.”  Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the securities.

If a termination event has occurred with respect to an index fund and the underlying index sponsor of such index fund discontinues publication of the respective underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for the such  underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate such underlying index prior to any such discontinuance.

If a successor underlying index is selected for an underlying index or the calculation agent calculates a value as a substitute for an underlying index as described above, such successor underlying index or value, as the case may be, will be substituted for such underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the market value of the securities.

“Underlying index sponsor” means

•	with respect to the SPY, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

•	with respect to the EFA, Morgan Stanley Capital International Inc.

•	with respect to EWZ, Morgan Stanley Capital International Inc.

•	with respect to the FXI, FTSE/Xinhua Index Limited.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of securities, absent manifest error.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Final Terms” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated basket return.  If a market disruption event exists with respect to an index fund on that scheduled trading day, then the accelerated final valuation date for such index fund will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will be the fourth business day following the latest accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.